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                                                                      Exhibit 12


                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     FOR THE YEAR ENDED DECEMBER 31, 2000
                          (In millions, except ratio)

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
                                                                          DECEMBER
                                                                            2000
                                                                       -----------------
 EARNINGS:

 Earnings from continuing  operations before income taxes              $             286
 Interest expense                                                                    919
 Amortization of debt  premium and discount, net                                      (7)
 Portion of rents  representative of an  interest factor                              57
 Losses (undistributed earnings) of 50% and less than 50%
   owned companies, net                                                               (3)
                                                                       -----------------

 Adjusted earnings from continuing operations before
  income taxes                                                         $           1,252
                                                                       =================

 FIXED CHARGES:

 Interest expense                                                      $             919
 Capitalized interest                                                                  1
 Amortization of debt premium and discount, net                                       (7)
 Portion of rents representative of an  interest factor                               57
                                                                       -----------------
 Total fixed charges                                                   $             970
                                                                       =================

 RATIO OF EARNINGS TO FIXED  CHARGES                                                 1.3
                                                                       =================

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